Exhibit 99.2

GROUP NINE ACQUISITION CORP. NAMES JEFF ZUCKER AND MINDY MOUNT TO BOARD OF DIRECTORS

President of CNN Worldwide and Vice Chair of Technicolor SA join Richard Parsons, former CEO of Time Warner; and Jen Wong, COO of Reddit as Independent Members of GNAC’s Board

NEW YORK – (March 9, 2021) – Group Nine Acquisition Corp. (“GNAC” or the “Company”), a newly organized, blank check company formed by Group Nine Media, Inc. for the purpose of carrying out a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, today announced that it has named Jeff Zucker, President of CNN Worldwide; and Melinda (Mindy) Mount, Vice Chair of Technicolor SA, to its board of directors. Zucker and Mount join the other independent members of GNAC’s board of directors: Richard (Dick) Parsons, former Chairman of Citigroup and former Chairman and CEO of Time Warner; and Jen Wong, COO of Reddit.

“We could not be more excited that Jeff and Mindy are joining the GNAC board. Jeff’s career in media and ability to see around corners are legendary, and Mindy’s financial and operational acumen are world-class. We’re thrilled to add their unique perspective to our team,” said Ben Lerer, CEO and Chairman of GNAC. “Along with Dick and Jen, we believe we have assembled an unrivaled board of media, tech and finance talent and I am incredibly grateful to be able to tap their leadership and counsel.”

“I have been a big fan of Group Nine Media’s work for years and recognize the unique opportunity that exists in consolidating the digital sector. I know that Ben and his team understand implicitly both where the digital industry is headed and what it takes to build a category defining company,” said Zucker. “I am thrilled to join Dick, Jen, Mindy and the Group Nine team on the board.”

“I couldn't agree more with Group Nine’s thesis around the importance of consolidating the fragmented digital industry,” said Mount. “I believe this is the right vehicle to make that vision a reality and I am delighted to join the GNAC board.”

Jeff Zucker

Zucker is currently Chairman of WarnerMedia News and Sports, and President of CNN Worldwide. He oversees all of WarnerMedia's live programming, including all divisions of CNN Worldwide and Turner Sports. At CNN, that includes the US television network, CNN International, HLN, all of CNN's digital properties. His sports portfolio includes Turner Sports, Bleacher Report, and the AT&T Regional Sports Networks.

In Zucker's eight years at CNN, he has overseen a dramatic turnaround of the world’s most essential news brand, leading the network to its largest audiences ever and transforming it into the most used digital news outlet in the world. He serves as the domestic channel's managing editor, setting the daily news agenda across the platforms.

At Turner Sports, he is responsible for programming acquisitions, production, marketing, league relations and sports ad sales. The Turner Sports portfolio consists of partnerships with the NBA, the NCAA for the Division One Men's Basketball Championship, and Major League Baseball.

Zucker has had one of the most storied careers in media history. He is credited with reinventing The Today Show, where he served as the program's youngest-ever executive producer, from the earliest days at NBC. He then ran NBC Entertainment, co-founded Hulu and ultimately served as Chairman and CEO of NBC Universal, capping 25 years at the company that he started at as an Olympic researcher in 1986.

An 11-time Emmy Award winner, Zucker graduated from Harvard College in 1986 with a bachelor's degree in American history. He served as president of The Harvard Crimson from 1985 to 1986. Born and raised in Miami, he resides in New York City.

Mindy Mount

Mindy Mount is the Vice Chair of Technicolor SA. She is a business strategist and operator with a record of developing innovative solutions for driving growth and profit at businesses ranging from start-ups to Fortune 100 companies. Mount most recently served as the President of AliphCom, Inc. (d/b/a Jawbone), a consumer technology and wearable products company.

Previously, she held various senior level positions at Microsoft Corporation including Corporate Vice President and Chief Financial Officer of the Online Services Division; and Corporate Vice President of Operations and Chief Financial Officer of the Entertainment and Device Division.

Prior to joining Microsoft, Ms. Mount served as the Vice President of Strategy and Development at Time Warner, Inc. and Executive Vice President and Co-Managing Director of the United Kingdom Division of AOL Inc. She also previously served as Vice President of Mergers and Acquisitions at Morgan Stanley.

She is Vice Chairman of the Board of Directors of Technicolor SA; and a member of the Board of Directors of Cerner Corporation, and the Learning Care Group, Inc.

Ms. Mount has a Master’s of Business Administration with distinction from Harvard Business School and a B.B.A from the University of Wisconsin-Madison.

Group Nine Acquisition Corp.

GNAC is a newly organized, blank check company formed by Group Nine Media, Inc. for the purpose of carrying out a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

The company is led by Chief Executive Officer and Chairman Ben Lerer, who concurrently serves as the CEO of Group Nine Media. Brian Sugar, President of Group Nine Media, is President and a director of GNAC. The board of directors include Richard Parsons, Co-Founder and Partner of Imagination Capital and a director of Lazard Ltd and Lazard Group, as well as the former CEO of Time Warner and former Chairman of CitiGroup; and Jen Wong, Chief Operating Officer at Reddit and the former President of Digital and COO of Time Inc. Sean Macnew, CFO of Group Nine Media, is Chief Financial Officer of the Company.

Forward-Looking Statements

This press release includes forward-looking statements. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the "Risk Factors" section of the Company's registration statement and prospectus and any other reports filed with the SEC, any of which could cause actual results to differ from such forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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Contact:

April Mellody

april@groupninemedia.com